SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

March 31, 2008

Evolving Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24081	84-1010843
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9777 Pyramid Court, Suite 100

Englewood, Colorado 80112

(Address of principal executive offices)

Registrant’s telephone number, including area code (303) 802-1000

N/A

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors, David S. Oros and Richard R. Ramlall

Effective March 31, 2008, in accordance with the Standstill Agreement (“Standstill Agreement”) entered into on February 25, 2008 between Evolving Systems, Inc. (“Evolving Systems” or “Company”) and Karen Singer, Trustee of the Singer Children’s Management Trust, the Board of Directors of the Company adopted a resolution to increase the size of the Board from seven (7) to nine (9) members and appointed David S. Oros and Richard R. Ramlall to the Board of Directors.  Mr. Oros will serve until the 2008 Annual Meeting of Stockholders (“Annual Meeting”) and will be recommended by the Board of Directors for election at the Annual Meeting, to serve for a period of three years and until his successor is elected and has qualified, or until his earlier death, resignation or removal.  Mr. Ramlall will serve until the 2010 Annual Meeting of Stockholders, and until his successor is elected and has qualified, or until his earlier death, resignation or removal.  A description of the Standstill Agreement is contained in the current report on Form 8-K filed by the Company on February 27, 2008; a copy of the Standstill Agreement was filed as Exhibit 10.2 to such report.

David S. Oros

David S. Oros, 47, has served as Chairman of NexCen Brands, Inc. (Nasdaq: NEXC) since 2006.  NexCen is a leading vertically integrated brand acquisition and management firm focused on brand management.  Mr. Oros is also Chairman of Surroundart, a full service fine arts company.  From 1996 to 2006, Mr. Oros was the Chairman and CEO of Aether Systems, Inc. a leading provider of wireless and mobile data solutions for the transportation, fleet management and public safety industries. From 1994 until 1996, Mr. Oros was President of NexGen Technologies, L.L.C., a wireless software development company.  From 1992 until 1994, he was President of the Wireless Data Group at Westinghouse Electric. Prior to that, from 1982 until 1992, Mr. Oros was at Westinghouse Electric directing internal research and managing large programs in advanced airborne radar design and development. Mr. Oros received a B.S. in mathematics and physics from the University of Maryland, and holds a U.S. patent for a multi-function radar system. Mr. Oros currently serves on the board of directors for the University of Maryland School of Nursing, Baltimore’s Port Discovery Children’s Museum, and on the board of trustees for the University of Maryland Baltimore Foundation, Inc. Mr. Oros is also a managing partner for Global Domain Partners, LLC.

Richard R. Ramlall

Richard R. Ramlall, 52, serves as Senior Vice President, Strategic External Affairs and Programming at RCN Corporation, a leading broadband provider of video, data, and voice services to residential, business and commercial/carrier customers. Prior to joining RCN in March 2005, Mr. Ramlall served as Senior Managing Director and Executive Vice President of Spencer Trask Media and Communications Group, LLC (a division of New York based venture capital firm Spencer Trask & Company) based in Reston, Virginia, from June 1999 to March 2005. From March 1997 to June 1999, Mr. Ramlall served as Vice President and Managing Director for Strategy, Marketing and International Government Affairs for Bechtel Telecommunications. Prior to that, Mr. Ramlall was Executive Director for International Business Affairs for Bell Atlantic International and spent over 18 years at Bell Atlantic. In 1990, Mr. Ramlall was selected to serve a one year appointment under the Presidential Exchange Executive Program of the White House. Mr. Ramlall currently serves on the Board of Directors of the TelecomHUB, a networking organization for Washington DC area senior telecom and industry-related professionals, and Gateway Communications Services, Inc., an advanced communications and IT solutions company.  Mr. Ramlall holds a B.S. in Business Administration and an M.G.A. (Technology Management) from the University of Maryland.

Neither Mr. Oros nor Mr. Ramlall is currently appointed to serve on any committees of the Board of Directors.

Compensation Arrangement

Mr. Oros and Mr. Ramlall will receive the standard compensation paid to members of the Company’s Board of Directors, as follows:

Annual cash compensation, pro-rated to date of appointment:  $20,000, payable in quarterly increments, in arrears.

In addition, we grant non-employee Directors stock options upon joining the Board of Directors (currently, 30,000 shares vesting one-third on the one-year anniversary date of appointment with the balance vesting quarterly over a 2 year period) and annually thereafter (typically, 10,000 shares, vesting quarterly over a 1 year period), with annual grants being made on the date of the annual stockholders’ meeting to Board members who have served at least 6 months.  All options are priced at the closing price for the Company’s stock on the date of the grant. In December of 2007, we also granted non-employee Directors 5,000 shares of restricted stock, vesting quarterly over a one year period.  We expect to continue awarding stock options and restricted stock awards to our non-employee Directors consistent with prior practices.

We do not provide any deferred compensation, health or other personal benefits to our Directors.  We reimburse each Director for reasonable out-of-pocket expenses incurred to attend Board and Committee meetings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2008.

Evolving Systems, Inc.

By:	/s/ ANITA T. MOSELEY

Anita T. Moseley
Sr. Vice President & General Counsel